Exhibit 99.1

TreeHouse Foods Implements Planned Operational Enhancement Actions

Company Provides Preliminary First Quarter 2025 Results of at least $792 million of Adjusted net sales and at least $52 million of Adjusted EBITDA1

Reaffirms 2025 Guidance

OAK BROOK, Ill., April 10, 2025 - TreeHouse Foods, Inc. (NYSE: THS) (the “Company”), today announced that it is implementing planned actions to drive greater operational efficiency, achieve significant cost-savings, and enhance profitability and cash flow, while improving quality and service levels. The Company’s actions span organizational changes as well as additional margin management and cost control initiatives.

“We continue to see significant opportunity to improve our execution and consistency, positioning us to better serve our customers while driving improved profitability,” said Steve Oakland, Chairman, CEO and President, TreeHouse Foods. “On our fourth quarter 2024 earnings call, we outlined additional supply chain and overall cost savings plans, and the actions we are announcing today follow through on those plans. We are streamlining our organizational and cost structures, which we believe will enable us to sharpen our competitiveness in what remains a dynamic consumer environment. We continue to focus on better positioning the Company to drive improved financial performance and value creation for our shareholders.”

As part of the Company’s efforts to create operating efficiencies, Scott Tassani, Executive Vice President, Business President and Chief Commercial Officer, will be leaving the organization effective May 30, 2025, and the Company will be eliminating this role. Mr. Tassani will be assisting with transition activities related to the reorganization actions announced today, after which his duties will be absorbed by other senior leaders. In addition, the Company will be centralizing and reorganizing its corporate support functions, which will lead to the elimination of approximately 150 roles.

Mr. Oakland continued, “I thank Scott for his partnership and contributions to the Company and look forward to his support during the upcoming transition. We believe a more streamlined leadership and organizational structure will support faster decision-making and increased efficiencies.”

Financial Update
The Company reaffirmed its previously provided financial guidance for 2025 of adjusted annual net sales in a range of $3.34 billion to $3.40 billion, and adjusted EBITDA from continuing operations in a range of $345 million to $375 million. This guidance continues to incorporate a partial year impact of anticipated cost savings associated with today’s announced operational enhancement actions, with the full impact of these and additional actions to be realized over the course of Fiscal Years 2025 and 2026. In addition, on a preliminary basis, the Company expects fiscal first quarter 2025 Adjusted net sales of at least $792 million and Adjusted EBITDA of at least $52 million.

As it relates to tariffs, TreeHouse Foods net sales from customers outside of the United States was approximately 5% in 2024, with almost all of these occurring in Canada. As of today, nearly all the Company’s finished goods comply with USMCA. Given the evolving nature of the situation, the Company will continue to evaluate any potential additional impacts.

TreeHouse Foods will report results for the first quarter ended March 31, 2025, before the market open on Tuesday, May 6, 2025.

About TreeHouse Foods
TreeHouse Foods, Inc. is a leading private label food and beverage manufacturer in North America. Our purpose is to engage and delight - one customer at a time. Through our customer focus and category experience, we strive to deliver excellent service and build capabilities and insights to drive mutually profitable growth for TreeHouse and for our customers. Our purpose is supported by investment in depth, capabilities and operational efficiencies which are aimed to capitalize on the long-term growth prospects in the categories in which we operate. Learn more at treehousefoods.com.

RELATED LINKS
http://www.treehousefoods.com

CONTACT: Matt Siler, matthew.siler@treehousefoods.com
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1 The Company is not able to reconcile preliminary Adjusted net sales and Adjusted EBITDA, which are non-GAAP financial measures, to the most comparable GAAP financial measures without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results.

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